Exhibit 4.1

                          First Supplemental Indenture

                          dated as of January 29, 2010

                                      among

                              APPLETON PAPERS INC.,
                                   as Issuer,

                     the parties named as guarantors herein,
                                 as Guarantors,

                                       and

                         U.S. BANK NATIONAL ASSOCIATION,
                        as Trustee and Collateral Agent,

                                     to the

                                    INDENTURE

                         dated as of September 30, 2009,

                                    governing

                        11.25% Second Lien Notes due 2015

     This FIRST SUPPLEMENTAL INDENTURE, dated as of January 29, 2010 (this "First Supplemental Indenture"), is among Appleton Papers Inc., a Delaware corporation (the "Company"), the parties named on the signature pages hereto as guarantors (the "Guarantors") and U.S. Bank National Association, as trustee and collateral agent (the "Trustee").

                                    RECITALS

     WHEREAS, the Company, the Guarantors and the Trustee have entered into the Indenture, dated as of September 30, 2009 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), providing for the issuance of the Company's 11.25% Second Lien Notes due 2015 (the "Notes");

     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture as set forth in Article I of this First Supplemental Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes;

     WHEREAS, Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the amendments to the Indenture set forth in
Article I of this First Supplemental Indenture;

     WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this First Supplemental Indenture;

     WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized and required to execute and deliver this First Supplemental Indenture;

     WHEREAS, all other acts and proceedings required by law, by the Indenture and by the amended and restated certificate of incorporation and by-laws of the Company and by the applicable governing documents of each Guarantor to execute and deliver this First Supplemental Indenture, in accordance with its terms, have been duly done and performed;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

                                    ARTICLE I
                           AMENDMENTS TO THE INDENTURE

     1. Amendments to the Indenture. The following sections of the Indenture are hereby amended and/or restated as set forth below:

     1.1 Section 1.01 Definitions. Section 1.01 of the Indenture is hereby amended to include the following additional terms:

          "Parent Entity Transaction" means the consummation of a merger or consolidation by the Parent Entity with a Specified Person or the acquisition of Capital Stock of the Parent Entity by a Specified Person; provided that such transaction does not result in (a) any "person" (as defined in clause (1) of the definition of "Change of Control") other than a Specified Person becoming the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

          "Specified Person" means, in respect of a Parent Entity Transaction,
(a) a Person with no material operations immediately prior to such Parent Entity Transaction, (b) a special purpose acquisition company or (c) a "Morris Trust" vehicle or reverse "Morris Trust" vehicle.

     1.2 Section 1.01 Definitions. The definition of "Asset Sale" set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

          "Asset Sale" means:

          (1) the sale, lease, conveyance or other Disposition of any assets or rights; provided that the sale, lease, conveyance or other Disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.15 and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

          (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

          Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

          (2) a sale or transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company, any Parent Entity or to a Restricted Subsidiary of the Company or the issuance by the Parent Entity of its Capital Stock to the ESOP;

          (4) the sale or lease of equipment, products, services or accounts receivable in the ordinary course of business and any Disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) the licensing of intellectual property in the ordinary course of business;

          (6)  the Disposition of cash or Cash Equivalents;

          (7) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

          (8)  the granting of Liens that is permitted by Section 4.12 hereof;

          (9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

          (10) the sale, lease, conveyance, transfer or other Disposition of the black liquor producing property, plant, and equipment, together with all related assets (tangible and intangible), located at the Company's Roaring Spring, Pennsylvania facility.

     1.3 Section 1.01 Definitions. The definition of "Change of Control" set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

          "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other Disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above in clause (1) of this definition) becomes the Beneficial Owner, other than the ESOP and its Subsidiaries, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided, however, that the foregoing shall not apply to a Parent Entity Transaction;

          (4) the first day on which a majority of the members of the Board of Directors of the Company and the Parent Entity are not Continuing Directors; or

          (5) the first day on which the Parent Entity ceases to own at least 50% of the outstanding Equity Interests of the Company; provided, however, that the foregoing shall not apply to a Parent Entity Transaction;.

          Notwithstanding anything to the contrary above, if the Company converts to a limited liability company, such a conversion of corporate form alone shall not be deemed to result in a "Change of Control" for purposes of this definition.

     1.4 Section 1.01 Definitions. The definition of "Permitted Investments" set forth in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

          "Permitted Investments" means:

          (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2)  any Investment in Cash Equivalents;

          (3)  any Investment existing on the Issue Date;

          (4) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

          (6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (7) any Investments received in compromise or resolution of (A) Obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (8)  Investments represented by Hedging Obligations;

          (9) loans or advances to employees made in the ordinary course of business of the Company or the Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

          (10) repurchases of the Notes;

          (11) extensions of trade credit (including accounts receivable) by the Company and its Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business;

          (12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (x) $25.0 million and (y) 3.0% of Consolidated Tangible Assets;

          (13) Investments in any Person consisting of the black liquor producing property, plant, and equipment, together with all related assets (tangible and intangible), located at the Roaring Spring, Pennsylvania facility. Not in limitation of the foregoing, and notwithstanding any other provision of this Indenture to the contrary, any sale, lease, conveyance, transfer or other Disposition of such property, plant and equipment and related assets to any Person shall be considered a Permitted Investment for all purposes under this Indenture; and

          (14) Equity Interests or other Investments received by the Parent Entity, the Company or any Restricted Subsidiary in respect of Permitted Investments of the type described in clause (13) above, so long as such Investment is held by the Company or a Guarantor.

     1.5 Section 4.11 Transactions with Affiliates. Section 4.11(b) of the Indenture is hereby amended and restated to read in its entirety as follows:

          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:


          (1) any employment, termination protection, deferred compensation, incentive, non-competition, consulting, benefit, indemnification or similar agreement or plan entered into by the Company or any of its Restricted Subsidiaries or the Parent Entity in the ordinary course of business with officers, directors or employees of the Company, such Restricted Subsidiary or such Parent Entity;

          (2) transactions (including a merger otherwise in compliance with the terms hereof) between or among the Parent Entity, the Company and one or more of the Company's Restricted Subsidiaries;

          (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, or is under common control with, such Person;

          (4) payment of reasonable compensation (including equity-based compensation) and expense reimbursement to members of the Board of Directors who are not otherwise Affiliates of the Company;

          (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

          (6) Restricted Payments or Permitted Investments that do not violate the provisions of Section 4.07 hereof;

          (7) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

          (8) the repurchase by the Parent Entity, or the issuance by the Parent Entity, of shares of its Capital Stock, from or to the ESOP, as the case may be, pursuant to the terms of the ESOP Documentation, not otherwise prohibited by this Indenture;

          (9)  amendments to the ESOP that do not violate the provisions of
     Section 4.16 hereof; and

          (10) the Parent Entity Transaction and any related transactions and documentation in connection therewith.

     1.6 Section 4.16 Amendment of Fox River Indemnity Arrangements, Security Holders Agreements or ESOP Documentation. Section 4.16 of the Indenture is hereby amended and restated to read in its entirety as follows:

          Section 4.16 Amendment of Fox River Indemnity Arrangements, Security Holders Agreements or ESOP Documentation. Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company and the Parent Entity will not amend, supplement or otherwise modify, or permit the amendment, supplement or modification of (pursuant to a waiver, endorsement or otherwise):

          (a) the terms and conditions of the Fox River Indemnity Arrangements in a manner that is materially adverse to the Holders of the Notes;

          (b) the terms and conditions of the Security Holders Agreements in a manner that is materially adverse to the Holders of the Notes; or

          (c) the ESOP Documentation relating to the ESOP Component in a manner that is materially adverse to the Holders of the Notes; provided, however, that certain administrative, non-economic and other terms of the ESOP Documentation relating to the ESOP Component (not including the following provisions as they relate to the ESOP Component: (i) contributions to the ESOP (Article III of the ESOP), (ii) distributions to participants (Article VII of the ESOP),
(iii) amendment or termination of the ESOP (Articles IX and X of the ESOP),
(iv) eligibility (Section 2.1(d) of the ESOP), (v) the allowable amount of a participant's Savings Percentage (as defined in the ESOP) (Section 2.2(a) of the ESOP), (vi) leased employees (Section 2.6 of the ESOP), (vii) the vesting schedule relating to specific accounts (Section 4.2 of the ESOP), (viii) special vesting rules (Section 4.3 of the ESOP), (ix) maximum amounts on annual additions (Section 5.4 of the ESOP), (x) limitation on deduction (Section 5.5 of the ESOP), (xi) the trust fund (Section 6.1 of the ESOP), (xii) diversification of ESOP accounts (Section 6.5 of the ESOP), (xiii) adjustment of ESOP accounts (Section 6.9(d) of the ESOP) and definitions related to items (i) through (xiii) of this subsection (c) as they relate to the ESOP Component) may be amended with the consent of the Trustee upon receipt of an Officers' Certificate and an Opinion of Counsel, to the general effect that the proposed amendment is not adverse to the Parent Entity or the Company, and an opinion of an ESOP consultant, to the general effect that the proposed amendment will not accelerate the timing or amount of the Parent Entity's obligations to repurchase common stock from employees terminating their participation in the ESOP Component; provided further, however, that amendments, supplements or other modifications to the ESOP Documentation in connection with a Parent Entity Transaction or a termination of the ESOP shall not be limited by or subject to this Section 4.16(c).

          Notwithstanding anything to the contrary contained in the paragraph above in this Section 4.16(c), amendments, supplements or other modifications of the ESOP Documentation shall be permitted so long as the Board of Directors or an Officer of the Company determines in good faith on, or within five Business Days of, the date the respective amendment, supplement or modification becomes effective, that the respective such amendment, supplement or modification is not reasonably likely to result in a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as whole.

     1.7 Section 5.01 Merger, Consolidation, or Sale of Assets. Section 5.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

          Section 5.01 Merger, Consolidation, or Sale of Assets. The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise Dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1)  either:

               (A) the Company is the surviving corporation; or

               (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other Disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other Disposition has been made assumes all the Obligations of the Company under the Security Documents, the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

          (3) immediately after such transaction, no Default or Event of Default exists;

          (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other Disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Bank Consolidated First Lien Leverage Ratio, Bank Consolidated Leverage Ratio and Bank Consolidated Interest Coverage Ratio tests set forth in Section 4.09(a) hereof; and

          (5) all rights afforded to the Company or the Parent Entity by the Environmental Indemnity Agreements are effectively assigned, in full, to the Person formed by or surviving any such consolidation or merger (if other than the Company or the Parent Entity) or the Person to which such sale, assignment, transfer, conveyance or other Disposition has been made pursuant to agreements reasonably satisfactory to the Trustee.

          In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, and the Parent Entity will not consolidate or merge with any entity other than another Parent Entity and will not permit any merger by any future Parent Entity unless and until the conditions set forth in clauses (1) through
(5) above have been satisfied.

          This Section 5.01 will not apply to:

          (A) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction;

          (B) any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other Disposition of assets between or among the Company and its Restricted Subsidiaries; or

          (C)  a Parent Entity Transaction.

     1.8  Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
Section 10.04 of the Indenture is hereby amended and restated to read in its entirety as follows:

          Section 10.04 Guarantors May Consolidate, etc., on Certain Terms. Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

          (1) Except with respect to a Parent Entity Transaction, immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (2)  either:

               (a) subject to Section 10.05 hereof, the Person acquiring the property in any such Disposition or the Person formed by or surviving any such consolidation or merger assumes all the Obligations of that Guarantor under (i) this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee and the Collateral Agent and (ii) the Security Documents to which that Guarantor was a party by amendment, supplement or other instrument reasonably satisfactory to the Trustee and the Collateral Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents on the Collateral owned by or transferred to the surviving entity; or

               (b) the Net Proceeds of such Disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof; and

          (3) if the Guarantor is a party to the Environmental Indemnity Agreements, all rights afforded to such Guarantor under the Environmental Indemnity Agreements are effectively assigned in full to the Person formed by or surviving any consolidation or merger (if other than the Company or another Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other Disposition has been made, pursuant to agreements reasonably satisfactory to the Trustee.

          In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All Note Guarantees so evidenced will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been executed at the Issue Date.

          Except as set forth in Articles IV and V hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

                                   ARTICLE II
                                  MISCELLANEOUS

     2. Reference to and Effect on the Indenture. On and after the effective date of this First Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture as supplemented and amended by this First Supplemental Indenture, unless the context otherwise requires.

     2.1 Integral Part. This First Supplemental Indenture constitutes an integral part of the Indenture.

     2.2 Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in full force and effect and is in all respects hereby adopted, ratified and confirmed. Every Holder of Notes heretofore authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 12.01 of the Indenture, in the case of a conflict between the Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.

     2.3 General Definitions. Capitalized terms used but not defined herein shall have the meanings specified in the Indenture.

     2.4 Counterparts. This First Supplemental Indenture may be executed in any number of copies or counterparts, each of which will be an original; and all such counterparts together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

     2.5 Headings. Titles of sections of this First Supplemental Indenture are for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

     2.6 Severability. In case any provision of this First Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     2.7 Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Notes.

     2.8 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     2.9 Notices. Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others' address:

          if to the Company and/or any Guarantor:
               Appleton Papers Inc.
               825 East Wisconsin Avenue
               P.O. Box 359
               Appleton, WI 54912
               Facsimile No.: (920) 991-7256
               Attention: Chief Financial Officer

          with a copy to:
               White & Case LLP
               1155 Avenue of the Americas
               New York, NY 10036
               Facsimile No.: (212) 354-8113
               Attention: Kevin Keogh

          if to the Trustee:
               U.S. Bank National Association
               60 Livingston Avenue
               St. Paul, MN 55107
               Facsimile No.: (651) 495-8097
               Attention: Corporate Trust Administration

     The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

     All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

     If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

     2.10 No Recourse Against Others. No director, officer, employee, shareholder or member as such, of the Company or any of the Guarantors shall have any liability for any obligations of the Company and the Guarantors under this First Supplemental Indenture, the Indenture or the Notes or for any claim based on, in respect of or by reason of such obligations or their creation.

                            [Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                           APPLETON PAPERS INC.


                                           By: /s/ Jeffrey J. Fletcher
                                               ---------------------------------
                                           Name:  Jeffrey J. Fletcher
                                           Title: Controller


                                           PAPERWEIGHT DEVELOPMENT CORP., as a
                                            Guarantor


                                           By: /s/ Jeffrey J. Fletcher
                                               ---------------------------------
                                           Name:  Jeffrey J. Fletcher
                                           Title: Controller


                                           AMERICAN PLASTICS COMPANY, INC., as a
                                            Guarantor


                                           By: /s/ Jeffrey J. Fletcher
                                               ---------------------------------
                                           Name:  Jeffrey J. Fletcher
                                           Title: Treasurer


                                           NEW ENGLAND EXTRUSION INC., as a
                                            Guarantor


                                           By: /s/ Jeffrey J. Fletcher
                                               ---------------------------------
                                           Name:  Jeffrey J. Fletcher
                                           Title: Treasurer


                                           U.S. BANK NATIONAL ASSOCIATION, as
                                            Trustee and Collateral Agent


                                           By: /s/ Richard Prokosch
                                               ---------------------------------
                                           Name:  Richard Prokosch
                                           Title: Vice President